Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President, Organizational Development

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS

Weak Home Expressions Market Negatively Impacts Sales and Profits

Management Updates Full Year E.P.S Guidance

GREENWICH, CT, USA, August 24, 2005: Blyth, Inc. (NYSE:BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the second quarter ended July 31, 2005 increased approximately 1% to $292.2 million compared with $289.1 million a year earlier. Operating Profit for the quarter was $9.5 million compared to $19.0 million for the prior year period. Net Earnings for the quarter were $4.2 million versus $9.4 million a year earlier. Diluted Net Earnings Per Share for the quarter were $0.10 per share compared to $0.21 for the same period last year. Included in the second quarter results was a favorable U.S. state settlement that allowed for a reserve reversal of $5.5 million.

Net sales for the six months ended July 31, 2005 were $647.9 million compared to $648.0 million reported for the same period a year ago. Operating profit for the six months declined to $29.1 million from $53.3 million in the same period last year. Net earnings were $14.1 million compared to $27.1 million for the prior year period. Diluted Net Earnings Per Share were $0.34 compared to $0.59 for last year’s first half.

Second quarter Net Sales increased approximately 1% from last year as additional Wholesale segment sales from Edelman and Euro-Decor, acquired in September 2004, offset lower sales in Blyth’s Direct Selling segment. The decline in the Company’s second quarter operating margin primarily relates to a sales shortfall in the North American PartyLite direct selling business and to the seasonality of the acquired European businesses. The decline also reflects the negative impact of increased raw material prices and ongoing investments in several organic strategic initiatives.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “The second quarter proved to be more challenging than expected. The same factors influencing many of our competitors, such as competition in direct selling in the U.S., continued sales softness internationally in the independent wholesale channel and higher commodity costs more than offset several positives in the quarter. Our North American wholesale home fragrance, home

décor and Foodservice businesses experienced positive sales growth despite lackluster consumer demand in our major markets.”

In the Direct Selling segment, second quarter net sales declined approximately 6% versus prior year to $141.2 million primarily as a result of lower sales in PartyLite’s U.S. market. The number of home parties in the second quarter compared to last year declined due to competition for hostesses and guests among a greater number of direct selling companies. PartyLite’s European sales increased 5% during the quarter with the newest European markets reporting strong sales growth. Second quarter operating profit in the Direct Selling segment declined to $20.9 million from $25.1 million in the same period last year as a result of the U.S. sales shortfall and the Company’s investment spending to develop Purple Tree, Blyth’s craft-focused direct selling company. The segment’s sales and profits were favorably impacted by the aforementioned state settlement.

In Blyth’s other direct to consumer business, the Catalog & Internet segment, second quarter net sales declined 2% to $34.6 million due primarily to sales shortfalls in the Walter Drake catalogs. This segment experienced an operating loss of $2.6 million compared to $1.8 million last year, reflecting the seasonal nature of its business and the sales shortfall.

Commenting on the Catalog & Internet segment, Mr. Goergen said, “Though segment results were below plan, we believe that most of the operational issues related to the integration of Miles Kimball and Walter Drake are behind us. Sales of the Miles Kimball flagship brand are strong, and we are seeing early results in the latest Walter Drake catalogs that indicate a positive reception to a new merchandising strategy.”

In Blyth’s Wholesale segment, second quarter net sales increased approximately 13% to $116.3 million. Excluding the aforementioned acquisitions, net sales in the Wholesale segment increased 1%. Growth in North American home fragrance sales, driven by strong mass channel results, was offset by sales shortfalls in North American seasonal decorations and home fragrance products in Europe. A second quarter operating loss of $8.8 million in the Wholesale segment increased $4.5 million compared to last year’s second quarter loss of $4.3 million and reflects higher raw material costs, as well as the seasonality of the Edelman and Euro-Decor acquisitions.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Management today updated its expectations for fiscal year 2006 Earnings Per Share. EPS will be in the range of $2.00 to $2.05. Cash flow from operations is anticipated to be approximately $120 million for the full fiscal year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com. The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry. The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade. Blyth manufactures most of its candles and sources nearly all of its other products. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK®, and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands. In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina®, KaemingkTM, Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2005	2004	2005	2004

Net sales	$292,154	$289,063	$647,922	$648,043
Cost of goods sold	153,093	142,952	340,516	318,921
Gross profit	139,061	146,111	307,406	329,122
Selling	91,758	93,627	203,619	208,702
Administrative	37,805	33,472	74,658	67,147
	129,563	127,099	278,277	275,849
Operating profit	9,498	19,012	29,129	53,273

Interest expense and other	5,204	4,569	11,129	8,910
Earnings before income taxes and minority interest	4,294	14,443	18,000	44,363
Income tax expense	525	5,048	4,500	17,243
Earnings before minority interest	3,769	9,395	13,500	27,120
Minority interest	(385)	(50)	(614)	—
Net earnings	$4,154	$9,445	$14,114	$27,120

Basic:
Net earnings per common share	$0.10	$0.21	$0.34	$0.60
Weighted average number of shares outstanding	40,962	45,097	40,933	45,381

Diluted:
Net earnings per common share	$0.10	$0.21	$0.34	$0.59
Weighted average number of shares outstanding	41,207	45,502	41,214	45,804

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2005	July 31, 2004
Assets
Cash and Cash Equivalents	$44,320	$84,197
Accounts Receivable, Net	97,751	84,640
Inventories	295,113	274,526
Property, Plant & Equipment, Net	238,082	250,837
Other Assets	367,903	327,793
	$1,043,169	$1,021,993

Liabilities and Stockholders’ Equity
Bank and Other Debt	$78,959	$144,742
Bond Debt	249,389	249,230
Other Liabilities	213,247	192,250
Stockholders’ Equity	501,574	435,771
	$1,043,169	$1,021,993